SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G
                                 (Rule 13d-102)


         INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                               (Amendment No. __)*

                              NETWOLVES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0033 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64120V 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

[X]

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information that would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64120V 10 2                13G                Page 2 of 5 Pages
-----------------------                              -------------------------

-------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Greenleaf Capital Partners, LLC
-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|
                                                                    (b) |_|
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   New York
-------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                    545,795 Shares
NUMBER OF                 -----------------------------------------------------
SHARES                    6         SHARED VOTING POWER
BENEFICIALLY
OWNED BY                            0 Shares
 EACH                     -----------------------------------------------------
REPORTING                 7         SOLE DISPOSITIVE POWER
PERSON
 WITH                               545,795 Shares
                          -----------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0 Shares
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   545,795 Shares
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   6.24%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   OO
-------------------------------------------------------------------------------

                                                           Page 3 of 5 Pages
                                                       ------------------------


Item 1(a).        Name of Issuer:

                  Netwolves Corporation
                  -------------------------------------------------------------

Item 1(b.)        Address of Issuer's Principal Executive Offices:

                  200 Broadhollow Road, Suite 207, Melville, New York  11747
                  -------------------------------------------------------------

Item 2(a).        Name of Persons Filing:

                  Greenleaf Capital Partners, LLC
                  -------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  3 Greenleaf Drive, Huntington,  New York 11743
                  -------------------------------------------------------------

Item 2(c).        Citizenship:

                  New York
                  -------------------------------------------------------------

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value .0033 per share
                  -------------------------------------------------------------

Item 2(e).        CUSIP Number:

                  64120V 10 2
                  -------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing is a:

        (a)  |_|   Broker or dealer registered under Section 15 of the Exchange
                   Act;

        (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c)  |_|   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;

        (d)  |_|   Investment company registered under Section 8 of the
                   Investment Company Act;

        (e)  |_|   An investment adviser in accordance with Rule 13d-1(b)(ii)
                   (E);
        (f)  |_|   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

        (g)  |_|   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(ii)(G)

        (h)  |_|   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

        (i)  |_|   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

        If this statement is filed pursuant to Rule 13d-1(c), check this box  9

                                                        Page 5 of 5 Pages
                                                    ---------------------------

Item 4. Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned: 545,795 shares of common stock

        (b)  Percent of Class:    6.24%

        (c)  Number of shares as to which person has:

             (i)   Sole power to vote or direct the vote: 545,795

             (ii)  Shared power to vote or direct the       0
                   vote:

             (iii) Sole power to dispose or direct the      545,795
                   disposition of:

             (iv)  Shared power to dispose or direct        0
                   the disposition of:

        Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: 9

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Company.

        None.

Item 8. Identification and Classification of members of the Group.

        None.

Item 9. Notice of Dissolution of Group.

        None

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                           Page 5 of 5 Pages
                                                        ----------------------

                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 29, 2001


                                GREENLEAF CAPITAL PARTNERS, LLC


                                By:   /s/ Philip LoRusso
                                    ---------------------------------
                                     Name:   Philip LoRusso
                                     Title:     Co-Manager